AGREEMENT AND PLAN OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated as of July 20, 1999 (the "Agreement"), is entered into between CENTURY SILVER MINES, INC., an Idaho corporation ("IDAHO"), and SENSE HOLDINGS, INC., a Florida corporation ("FLORIDA").

         A. IDAHO has an aggregate authorized capital of 10,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $.10 par value per share (the "Idaho Common Stock").

         B. FLORIDA has an aggregate authorized capital of 10,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $.10 par value per share (the "Florida Common Stock").

         C. The respective Boards of Directors of IDAHO and FLORIDA believe that it is in the best interests of IDAHO and FLORIDA and their respective shareholders to merge IDAHO with and into FLORIDA under and pursuant to the provisions of this Agreement, the Idaho Business Corporation Act and the Florida Business Corporation Act.

                                    AGREEMENT

         In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

         1. MERGER. IDAHO shall be merged with and into FLORIDA (the "Merger").

         2. EFFECTIVE DATE. The Merger shall become effective immediately upon the filing of articles of merger with the Secretary of State of Idaho in accordance with the Idaho Business Corporation Act ("IBCA") and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act (the "FBCA"); PROVIDED, HOWEVER, that if such articles of merger specify a later time, then the Merger shall become effective upon such specified later time. The time of such effectiveness is hereinafter called the "Effective Date."

         3. SURVIVING CORPORATION. FLORIDA shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Florida. On the Effective Date, the separate corporate existence of IDAHO shall cease.

         4. ARTICLES OF INCORPORATION. The Articles of Incorporation of FLORIDA as they exist on the Effective Date (including any amendments thereto implemented on the Effective Date) shall be the Articles of Incorporation of FLORIDA following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

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         5. BYLAWS. The Bylaws of FLORIDA as they exist on the Effective Date shall be the Bylaws of FLORIDA following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

         6. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of IDAHO immediately prior to the Effective Date shall be the members of the Board of Directors and the officers of FLORIDA following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in FLORIDA's Articles of Incorporation and Bylaws, or until their respective successors are elected and qualified.

         7. RETIREMENT OF OUTSTANDING IDAHO STOCK. Upon the Effective Date, each of the shares of the IDAHO Common Stock presently issued and outstanding shall be retired, and no shares of IDAHO Common Stock or other securities of IDAHO shall be issued in respect thereof.

         8. CONVERSION OF OUTSTANDING IDAHO STOCK. Upon the Effective Date, each issued and outstanding share of IDAHO Common Stock and all rights in respect thereof shall be converted into one fully-paid and non-assessable share of FLORIDA Common Stock, and each certificate representing shares of IDAHO Common Stock shall on the Effective Date for all purposes be deemed to evidence the ownership of the same number of shares of FLORIDA Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of IDAHO Common Stock may, at such shareholder's option, surrender the same to FLORIDA's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate evidencing the ownership of the same number of shares of FLORIDA Common Stock as are represented by the IDAHO certificate surrendered to FLORIDA's registrar and transfer agent.

         9. CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following conditions: (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of the holders of a majority of the votes represented by the shares of IDAHO Common Stock outstanding on the record date fixed for determining the shareholders of IDAHO entitled to vote thereon; and
(b) IDAHO and FLORIDA shall have received all consents, orders and approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Merger.


         10. STOCK OPTIONS, WARRANTS AND CONVERTIBLE DEBT. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of IDAHO Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of FLORIDA Common Stock and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of IDAHO Common Stock shall for all purposes be deemed to

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evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of FLORIDA Common Stock.

         11. RIGHTS AND LIABILITIES OF FLORIDA. At and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the FBCA and Section 30-1- 1106 of the IBCA, the title to all real estate and other property, or any interest therein, owned by each of IDAHO and FLORIDA shall be vested in FLORIDA without reversion or impairment; FLORIDA shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of IDAHO and FLORIDA without reversion or impairment; FLORIDA shall thenceforth be responsible and liable for all the liabilities and obligations of each of IDAHO and FLORIDA; any claim existing or action or proceeding pending by or against IDAHO or FLORIDA may be continued as if the Merger did not occur or FLORIDA may be substituted for IDAHO in the proceeding; neither the rights of creditors nor any liens upon the property of IDAHO or FLORIDA shall be impaired by the Merger; and FLORIDA shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

         12. TERMINATION. This Agreement may be terminated and abandoned by either or both of the parties hereto, subject to any contractual rights, without further shareholder action, in the manner determined by the respective Board of Directors of IDAHO and FLORIDA at any time prior to the Effective Date.

         13. AMENDMENT. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided, that an amendment made subsequent to the approval of this Agreement by the shareholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of FLORIDA, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

         14. INSPECTION OF AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of FLORIDA at 10871 N.W. 52nd Street, Sunrise, FL 33351. A copy of this Agreement shall be furnished by FLORIDA, on request and without cost, to any shareholder of either IDAHO or FLORIDA.

         15. GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

         16. SERVICE OF PROCESS. On and after the Effective Date, FLORIDA agrees that it may be served with process in IDAHO in any proceeding for enforcement of any obligation of IDAHO or FLORIDA arising from the Merger.

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         17. DESIGNATION OF IDAHO SECRETARY OF STATE AS AGENT FOR SERVICE OF
PROCESS. On and after the Effective Date, FLORIDA irrevocably appoints the Secretary of State of Idaho as its agent to accept service of process in any suit or other proceeding to enforce the rights of any shareholders of IDAHO or FLORIDA arising from the Merger. The Idaho Secretary of State is requested to mail a copy of any such process to FLORIDA at 10871 N.W. 52nd Street, Sunrise, FL 33351, Attention: President.

         18. REMEDIES. Any rights and remedies belonging to IDAHO or FLORIDA and arising in connection with the actions contemplated by this Agreement shall be pursued solely against IDAHO or FLORIDA, and not against their respective officers, directors or employees. In the event that any officer, director or employee of IDAHO or FLORIDA becomes involved in any capacity in any action, proceeding or investigation in connection with the Merger or this Agreement, IDAHO and/or FLORIDA shall advance to such person(s) all reasonable legal and other expenses incurred in connection therewith and shall also indemnify such person(s) against any losses, claims, damages or liabilities to which such person(s) may become subject in connection with the Merger or this Agreement, except to the extent that such indemnification is prohibited by law.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf by its officers duly authorized, all as of the date first above written.

                                     CENTURY SILVER MINES, INC.,
                                              an Idaho corporation


                                     By:      /s/ Dore Scott Perler
                                              ---------------------
                                              Dore Scott Perler, President


                                     SENSE HOLDINGS, INC., a Florida
                                              corporation


                                     By:      /s/ Dore Scott Perler
                                              ---------------------
                                              Dore Scott Perler, President


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